Exhibit 10.12

AMENDMENT #3

This Amendment #3 to Lease is made on November 11, 2010 between SUNTREE GARDEN, LLC (“Lessor”) and SORRENTO THERAPEUTICS, INC., A DELAWARE CORPORATION (“Lessee”).

I.	Recital: This amendment of lease is made with reference to the following facts and objectives:

A.	Sorrento Therapeutics, Inc. a Delaware corporation (Tenant) and SUNTREE GARDEN. LLC (Landlord) are parties to that certain original lease made and entered into as of July 28, 2009, as amended on August 1, 2009, and on October 1, 2009, relating to the Premises located in the Building at 6042 Cornerstone Court West, San Diego, CA 92121 (collectively, the “Lease”)

B.	The parties to the Lease desire to amend the Lease to add additional space.

C.	Now, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree and modify the Lease as follows:

II.	Increase in premise: The premises subject to the Lease shall be increased by approximately 1,455 square feet (“Additional Space”) by including the space directly behind the second floor space currently occupied by Lessee.

III.	The rent for the Additional Space shall be five hundred ($500.00) per month. Lessee will pay for gas and electricity charges for such Additional Space. There shall be no common area maintenance (CAM) charge for the Additional Space.

IV.	The Lease term of the Additional Space shall be 18 months, commencing on December 1, 2010.

V.	Lessee takes the Additional Space in “as is” condition.

VI.	Effectiveness of Lease: Except as set forth in this executed Amendment #3 to the Lease, all other terms and conditions of the Lease shall continue in full force and effect.

In witness thereof, the parties hereto execute this Amendments #3 on the dates indicated below:

Lessor		Lessee

SUNTREE GARDEN, LLC.		SORRENTO THERAPEUTICS, INC., a Delaware Corporation

By:	/s/ David Wen	By:	/s/ Henry Ji
Title:	Managing Member	Title:	Chief Scientific Officer
Date:	11/12/2010	Date:	11/12/2010